EXHIBIT 13.2
Condensed consolidated statement of income

	three months ended June 30		six months ended June 30
(unaudited - millions of Canadian $, except per share amounts)	2023	2022	2023	2022

Revenues
Canadian Natural Gas Pipelines	1,297	1,175	2,526	2,263
U.S. Natural Gas Pipelines	1,376	1,397	3,085	2,846
Mexico Natural Gas Pipelines	207	156	412	308
Liquids Pipelines	682	692	1,220	1,360
Power and Energy Solutions	268	217	515	360
	3,830	3,637	7,758	7,137
Income from Equity Investments	248	236	551	441
Impairment of Equity Investment	(843)	—	(856)	—
Operating and Other Expenses
Plant operating costs and other	1,216	1,173	2,273	2,179
Commodity purchases resold	108	173	195	301
Property taxes	222	213	449	420
Depreciation and amortization	694	635	1,371	1,261
Goodwill impairment charge	—	—	—	571
	2,240	2,194	4,288	4,732
Financial Charges
Interest expense	791	620	1,553	1,200
Allowance for funds used during construction	(148)	(63)	(279)	(138)
Foreign exchange (gains) losses, net	(169)	66	(276)	40
Interest income and other	(16)	(23)	(58)	(58)
	458	600	940	1,044
Income before Income Taxes	537	1,079	2,225	1,802
Income Tax Expense (Recovery)
Current	115	94	227	369
Deferred	143	54	372	102
	258	148	599	471
Net Income	279	931	1,626	1,331
Net income attributable to non-controlling interests	6	9	17	20
Net Income Attributable to Controlling Interests	273	922	1,609	1,311
Preferred share dividends	23	33	46	64
Net Income Attributable to Common Shares	250	889	1,563	1,247
Net Income per Common Share
Basic and diluted	$0.24	$0.90	$1.53	$1.27
Weighted Average Number of Common Shares (millions)
Basic	1,027	983	1,024	982
Diluted	1,027	984	1,024	983
See accompanying Notes to the Condensed consolidated financial statements.
TC Energy Second Quarter 2023 | 51

Condensed consolidated statement of comprehensive income

	three months ended June 30		six months ended June 30
(unaudited - millions of Canadian $)	2023	2022	2023	2022

Net Income	279	931	1,626	1,331
Other Comprehensive Income (Loss), Net of Income Taxes
Foreign currency translation adjustments	(469)	663	(493)	362
Change in fair value of net investment hedges	15	(27)	25	(8)
Change in fair value of cash flow hedges	(17)	(6)	(18)	12
Reclassification to net income of (gains) losses on cash flow hedges	7	7	41	15
Reclassification to net income of actuarial (gains) losses on pension and other post-retirement benefit plans	—	3	—	4
Other comprehensive income (loss) on equity investments	64	165	(7)	345
	(400)	805	(452)	730
Comprehensive Income (Loss)	(121)	1,736	1,174	2,061
Comprehensive income attributable to non-controlling interests	1	13	12	22
Comprehensive Income (Loss) Attributable to Controlling Interests	(122)	1,723	1,162	2,039
Preferred share dividends	23	33	46	64
Comprehensive Income (Loss) Attributable to Common Shares	(145)	1,690	1,116	1,975
See accompanying Notes to the Condensed consolidated financial statements.

52 | TC Energy Second Quarter 2023

Condensed consolidated statement of cash flows

	three months ended June 30		six months ended June 30
(unaudited - millions of Canadian $)	2023	2022	2023	2022

Cash Generated from Operations
Net income	279	931	1,626	1,331
Depreciation and amortization	694	635	1,371	1,261
Goodwill impairment charge	—	—	—	571
Deferred income taxes	143	54	372	102
Income from equity investments	(248)	(236)	(551)	(441)
Impairment of equity investment	843	—	856	—
Distributions received from operating activities of equity investments	293	208	598	442
Employee post-retirement benefits funding, net of expense	(9)	(5)	(22)	(11)
Equity allowance for funds used during construction	(96)	(45)	(180)	(98)
Unrealized (gains) losses on financial instruments	(180)	80	(312)	96
Expected credit loss provision	(9)	—	(115)	—
Other	(23)	(62)	58	(26)
(Increase) decrease in operating working capital	(177)	(618)	(117)	(578)
Net cash provided by operations	1,510	942	3,584	2,649
Investing Activities
Capital expenditures	(2,018)	(1,263)	(3,903)	(2,771)
Capital projects in development	(26)	(9)	(104)	(22)
Contributions to equity investments	(947)	(219)	(2,017)	(1,634)
Keystone XL contractual recoveries	5	473	5	473
Loans to affiliate (issued) repaid, net	—	51	250	(112)
Acquisitions, net of cash acquired	(164)	—	(302)	—
Other distributions from equity investments	—	32	16	1,231
Deferred amounts and other	(120)	(98)	9	(31)
Net cash (used in) provided by investing activities	(3,270)	(1,033)	(6,046)	(2,866)
Financing Activities
Notes payable issued (repaid), net	(1,429)	(116)	(3,654)	214
Long-term debt issued, net of issue costs	1,442	2,510	8,453	2,510
Long-term debt repaid	(350)	—	(460)	(26)
Junior subordinated notes issued, net of issue costs	—	(3)	—	1,008
Dividends on common shares	(588)	(885)	(1,239)	(1,738)
Dividends on preferred shares	(24)	(32)	(46)	(63)
Distributions to non-controlling interests	(15)	(13)	(36)	(23)
Distributions on Class C Interests	(1)	(2)	(42)	(23)
Common shares issued, net of issue costs	1	29	4	158
Preferred shares redeemed	—	(1,000)	—	(1,000)
Other	—	12	—	17
Net cash (used in) provided by financing activities	(964)	500	2,980	1,034
Effect of Foreign Exchange Rate Changes on Cash and Cash Equivalents	(36)	22	(47)	14
Increase (Decrease) in Cash and Cash Equivalents	(2,760)	431	471	831
Cash and Cash Equivalents
Beginning of period	3,851	1,073	620	673
Cash and Cash Equivalents
End of period	1,091	1,504	1,091	1,504
See accompanying Notes to the Condensed consolidated financial statements.
TC Energy Second Quarter 2023 | 53

Condensed consolidated balance sheet

(unaudited - millions of Canadian $)		June 30, 2023	December 31, 2022

ASSETS
Current Assets
Cash and cash equivalents		1,091	620
Accounts receivable		3,129	3,624
Inventories		1,046	936
Other current assets		2,357	2,152
		7,623	7,332
Plant, Property and Equipment	net of accumulated depreciation of $35,545 and $34,629, respectively	77,998	75,940
Net Investment in Leases		1,941	1,895
Equity Investments		9,784	9,535
Restricted Investments		2,380	2,108
Regulatory Assets		2,104	1,910
Goodwill		12,562	12,843
Other Long-Term Assets		2,641	2,785
		117,033	114,348
LIABILITIES
Current Liabilities
Notes payable		2,578	6,262
Accounts payable and other		5,585	7,149
Dividends payable		970	930
Accrued interest		722	668
Current portion of long-term debt		2,735	1,898
		12,590	16,907
Regulatory Liabilities		4,729	4,520
Other Long-Term Liabilities		1,031	1,017
Deferred Income Tax Liabilities		8,140	7,648
Long-Term Debt		46,074	39,645
Junior Subordinated Notes		10,307	10,495
		82,871	80,232
EQUITY
Common shares, no par value		29,627	28,995
Issued and outstanding:	June 30, 2023 – 1,029 million shares December 31, 2022 – 1,018 million shares
Preferred shares		2,499	2,499
Additional paid-in capital		728	722
Retained earnings		476	819
Accumulated other comprehensive income (loss)		508	955
Controlling Interests		33,838	33,990
Non-Controlling Interests		324	126
		34,162	34,116
		117,033	114,348
Commitments, Contingencies and Guarantees (Note 14)
Variable Interest Entities (Note 15)
Subsequent Events (Note 16)
See accompanying Notes to the Condensed consolidated financial statements.
54 | TC Energy Second Quarter 2023

Condensed consolidated statement of equity

	three months ended June 30		six months ended June 30
(unaudited - millions of Canadian $)	2023	2022	2023	2022

Common Shares
Balance at beginning of period	29,264	26,860	28,995	26,716
Shares issued:
Dividend reinvestment and share purchase plan	362	—	628	—
Exercise of stock options	1	31	4	175
Balance at end of period	29,627	26,891	29,627	26,891
Preferred Shares
Balance at beginning of period	2,499	3,487	2,499	3,487
Redemption of shares	—	(988)	—	(988)
Balance at end of period	2,499	2,499	2,499	2,499
Additional Paid-In Capital
Balance at beginning of period	725	717	722	729
Issuance of stock options, net of exercises	3	—	6	(12)
Balance at end of period	728	717	728	717
Retained Earnings
Balance at beginning of period	1,182	3,261	819	3,773
Net income attributable to controlling interests	273	922	1,609	1,311
Common share dividends	(956)	(885)	(1,908)	(1,769)
Preferred share dividends	(23)	(32)	(44)	(49)
Redemption of preferred shares	—	(12)	—	(12)
Balance at end of period	476	3,254	476	3,254
Accumulated Other Comprehensive Income (Loss)
Balance at beginning of period	903	(1,507)	955	(1,434)
Other comprehensive income (loss) attributable to controlling interests	(395)	801	(447)	728
Balance at end of period	508	(706)	508	(706)
Equity Attributable to Controlling Interests	33,838	32,655	33,838	32,655
Equity Attributable to Non-Controlling Interests
Balance at beginning of period	222	124	126	125
Non-controlling interests on acquisition of Texas Wind Farms	116	—	222	—
Net income attributable to non-controlling interests	6	9	17	20
Other comprehensive income (loss) attributable to non-controlling interests	(5)	4	(5)	2
Distributions declared to non-controlling interests	(15)	(14)	(36)	(24)
Balance at end of period	324	123	324	123
Total Equity	34,162	32,778	34,162	32,778
See accompanying Notes to the Condensed consolidated financial statements.
TC Energy Second Quarter 2023 | 55

Notes to Condensed consolidated financial statements
(unaudited)
1. BASIS OF PRESENTATION
These Condensed consolidated financial statements of TC Energy Corporation (TC Energy or the Company) have been prepared by management in accordance with U.S. GAAP. The accounting policies applied are consistent with those outlined in TC Energy’s annual audited Consolidated financial statements for the year ended December 31, 2022, except as described in Note 2, Accounting changes. Capitalized and abbreviated terms that are used but not otherwise defined herein are identified in the 2022 audited Consolidated financial statements included in TC Energy’s 2022 Annual Report.
These Condensed consolidated financial statements reflect adjustments, all of which are normal recurring adjustments that are, in the opinion of management, necessary to reflect fairly the financial position and results of operations for the respective periods. These Condensed consolidated financial statements do not include all disclosures required in the annual financial statements and should be read in conjunction with the 2022 audited Consolidated financial statements included in TC Energy’s 2022 Annual Report. Certain comparative figures have been adjusted to reflect the current period's presentation.
Earnings for interim periods may not be indicative of results for the fiscal year in certain of the Company’s segments primarily due to:
•Natural gas pipelines segments – the timing of regulatory decisions and negotiated rate case settlements as well as seasonal fluctuations in short-term throughput volumes on U.S. pipelines and marketing activities
•Liquids Pipelines – fluctuations in throughput volumes on the Keystone Pipeline System and marketing activities
•Power and Energy Solutions – the impacts of seasonal weather conditions on customer demand, market supply and prices of natural gas and power as well as maintenance outages in certain of the Company’s investments in electrical power generation plants and Canadian non-regulated natural gas storage facilities.
In addition to the factors mentioned above, revenues and segmented earnings are impacted by fluctuations in foreign exchange rates, mainly related to the Company's U.S. dollar-denominated operations and Mexican peso-denominated exposure.
Use of Estimates and Judgments
In preparing these Condensed consolidated financial statements, TC Energy is required to make estimates and assumptions that affect both the amount and timing of recording assets, liabilities, revenues and expenses since the determination of these items may be dependent on future events. The Company uses the most current information available and exercises careful judgment in making these estimates and assumptions. In the opinion of management, these Condensed consolidated financial statements have been properly prepared within reasonable limits of materiality and within the framework of the Company’s significant accounting policies included in the annual audited Consolidated financial statements for the year ended December 31, 2022, except as described in Note 2, Accounting changes.
56 | TC Energy Second Quarter 2023

Asset divestiture program
As part of the $5+ billion asset divestiture program announced in 2022, subsequent to June 30, 2023, TC Energy reached an agreement to sell a 40 per cent equity interest in Columbia Gas Transmission, LLC (Columbia Gas) and Columbia Gulf Transmission, LLC (Columbia Gulf). In conjunction with the process leading up to the sale, the Company performed a quantitative goodwill impairment test as at June 30, 2023. Refer to Note 16, Subsequent events, for additional information on this sale transaction.
The estimated fair value measurements used in the Company's goodwill impairment analysis are classified as Level III. In the determination of the fair value utilized in the quantitative goodwill impairment test for the Columbia reporting unit, the Company performed a discounted cash flow analysis using projections of future cash flows and applied a risk-adjusted discount rate and terminal value multiple which involved significant estimates and judgments. It was determined that the fair value of the Columbia reporting unit exceeded its carrying value, including goodwill. Although goodwill was not impaired, the estimated fair value in excess of the carrying value was reduced to less than 10 per cent. There is a risk that reductions in future cash flow forecasts and adverse changes in other key assumptions could result in a future impairment of a portion of the goodwill balance relating to Columbia.
2. ACCOUNTING CHANGES
Future Accounting Changes
Leases
In March 2023, the FASB issued new guidance that clarified the accounting for leasehold improvements associated with common control leases. This new guidance is effective January 1, 2024 and can be applied either prospectively or retrospectively, with early application permitted. The Company will adopt the guidance on a prospective basis starting January 1, 2024.
TC Energy Second Quarter 2023 | 57

3. SEGMENTED INFORMATION

three months ended June 30, 2023	Canadian Natural Gas Pipelines	U.S. Natural Gas Pipelines	Mexico Natural Gas Pipelines	Liquids Pipelines	Power and Energy Solutions
(unaudited - millions of Canadian $)						Corporate[1]		Total

Revenues	1,297	1,376	207	682	268	—		3,830
Intersegment revenues	—	25	—	—	22	(47)	[2]	—
	1,297	1,401	207	682	290	(47)		3,830
Income (loss) from equity investments	5	56	13	18	156	—		248
Impairment of equity investment	(843)	—	—	—	—	—		(843)
Plant operating costs and other[3]	(446)	(392)	(16)	(211)	(162)	11	[2]	(1,216)
Commodity purchase resold	—	—	—	(102)	(6)	—		(108)
Property taxes	(76)	(116)	—	(29)	(1)	—		(222)
Depreciation and amortization	(331)	(234)	(22)	(85)	(22)	—		(694)
Segmented Earnings (Losses)	(394)	715	182	273	255	(36)		995
Interest expense								(791)
Allowance for funds used during construction								148
Foreign exchange gains (losses), net								169
Interest income and other								16
Income before Income Taxes								537
Income tax (expense) recovery								(258)
Net Income								279
Net income attributable to non-controlling interests								(6)
Net Income Attributable to Controlling Interests								273
Preferred share dividends								(23)
Net Income Attributable to Common Shares								250
1Includes intersegment eliminations.
2The Company records intersegment sales at contracted rates. For segmented reporting, these transactions are included as Intersegment revenues in the segment providing the service and Plant operating costs and other in the segment receiving the service. These transactions are eliminated on consolidation. Intersegment profit is recognized when the product or service has been provided to third parties or otherwise realized.
3The Mexico Natural Gas Pipelines segment includes a recovery of $8 million on the ECL provision with respect to the net investment in leases associated with the in-service TGNH pipelines and a recovery of $1 million on the ECL provision for contract assets related to certain other Mexico natural gas pipelines.
58 | TC Energy Second Quarter 2023

three months ended June 30, 2022	Canadian Natural Gas Pipelines	U.S. Natural Gas Pipelines	Mexico Natural Gas Pipelines	Liquids Pipelines	Power and Energy Solutions
(unaudited - millions of Canadian $)						Corporate[1]		Total

Revenues	1,175	1,397	156	692	217	—		3,637
Intersegment revenues	—	34	—	—	12	(46)	[2]	—
	1,175	1,431	156	692	229	(46)		3,637
Income (loss) from equity investments	5	59	48	13	111	—		236
Plant operating costs and other	(423)	(456)	(14)	(171)	(145)	36	[2]	(1,173)
Commodity purchase resold	—	—	—	(163)	(10)	—		(173)
Property taxes	(76)	(106)	—	(30)	(1)	—		(213)
Depreciation and amortization	(296)	(217)	(28)	(80)	(14)	—		(635)
Segmented Earnings (Losses)	385	711	162	261	170	(10)		1,679
Interest expense								(620)
Allowance for funds used during construction								63
Foreign exchange gains (losses), net								(66)
Interest income and other								23
Income before Income Taxes								1,079
Income tax (expense) recovery								(148)
Net Income								931
Net income attributable to non-controlling interests								(9)
Net Income Attributable to Controlling Interests								922
Preferred share dividends								(33)
Net Income Attributable to Common Shares								889
1Includes intersegment eliminations.
2The Company records intersegment sales at contracted rates. For segmented reporting, these transactions are included as Intersegment revenues in the segment providing the service and Plant operating costs and other in the segment receiving the service. These transactions are eliminated on consolidation. Intersegment profit is recognized when the product or service has been provided to third parties or otherwise realized.
TC Energy Second Quarter 2023 | 59

six months ended June 30, 2023	Canadian Natural Gas Pipelines	U.S. Natural Gas Pipelines	Mexico Natural Gas Pipelines	Liquids Pipelines	Power and Energy Solutions
(unaudited - millions of Canadian $)						Corporate[1]		Total

Revenues	2,526	3,085	412	1,220	515	—		7,758
Intersegment revenues	—	51	—	—	22	(73)	[2]	—
	2,526	3,136	412	1,220	537	(73)		7,758
Income (loss) from equity investments	10	164	4	32	341	—		551
Impairment of equity investment	(856)	—	—	—	—	—		(856)
Plant operating costs and other[3]	(863)	(801)	64	(388)	(320)	35	[2]	(2,273)
Commodity purchase resold	—	—	—	(186)	(9)	—		(195)
Property taxes	(153)	(234)	—	(60)	(2)	—		(449)
Depreciation and amortization	(647)	(471)	(44)	(169)	(40)	—		(1,371)
Segmented Earnings (Losses)	17	1,794	436	449	507	(38)		3,165
Interest expense								(1,553)
Allowance for funds used during construction								279
Foreign exchange gains (losses), net								276
Interest income and other								58
Income before Income Taxes								2,225
Income tax (expense) recovery								(599)
Net Income								1,626
Net income attributable to non-controlling interests								(17)
Net Income Attributable to Controlling Interests								1,609
Preferred share dividends								(46)
Net Income Attributable to Common Shares								1,563
1Includes intersegment eliminations.
2The Company records intersegment sales at contracted rates. For segmented reporting, these transactions are included as Intersegment revenues in the segment providing the service and Plant operating costs and other in the segment receiving the service. These transactions are eliminated on consolidation. Intersegment profit is recognized when the product or service has been provided to third parties or otherwise realized.
3The Mexico Natural Gas Pipelines segment includes a recovery of $103 million on the ECL provision with respect to the net investment in leases associated with the in-service TGNH pipelines and a recovery of $12 million on the ECL provision for contract assets related to certain other Mexico natural gas pipelines.
60 | TC Energy Second Quarter 2023

six months ended June 30, 2022	Canadian Natural Gas Pipelines	U.S. Natural Gas Pipelines	Mexico Natural Gas Pipelines	Liquids Pipelines	Power and Energy Solutions
(unaudited - millions of Canadian $)						Corporate[1]		Total

Revenues	2,263	2,846	308	1,360	360	—		7,137
Intersegment revenues	—	68	—	—	12	(80)	[2]	—
	2,263	2,914	308	1,360	372	(80)		7,137
Income (loss) from equity investments	9	138	57	27	182	28	[3]	441
Plant operating costs and other	(796)	(823)	(27)	(344)	(262)	73	[2]	(2,179)
Commodity purchase resold	—	—	—	(291)	(10)	—		(301)
Property taxes	(151)	(209)	—	(58)	(2)	—		(420)
Depreciation and amortization	(582)	(428)	(56)	(161)	(34)	—		(1,261)
Goodwill impairment charge	—	(571)	—	—	—	—		(571)
Segmented Earnings (Losses)	743	1,021	282	533	246	21		2,846
Interest expense								(1,200)
Allowance for funds used during construction								138
Foreign exchange gains (losses), net[3]								(40)
Interest income and other								58
Income before Income Taxes								1,802
Income tax (expense) recovery								(471)
Net Income								1,331
Net income attributable to non-controlling interests								(20)
Net Income Attributable to Controlling Interests								1,311
Preferred share dividends								(64)
Net Income Attributable to Common Shares								1,247
1Includes intersegment eliminations.
2The Company records intersegment sales at contracted rates. For segmented reporting, these transactions are included as Intersegment revenues in the segment providing the service and Plant operating costs and other in the segment receiving the service. These transactions are eliminated on consolidation. Intersegment profit is recognized when the product or service has been provided to third parties or otherwise realized.
3Income (loss) from equity investments includes the Company's proportionate share of Sur de Texas foreign exchange gains (losses) on the peso-denominated loans from affiliates which are fully offset in Foreign exchange gains (losses), net by the corresponding foreign exchange gains (losses) on an affiliate receivable balance until March 15, 2022, when it was fully repaid upon maturity.
Total Assets by Segment

(unaudited - millions of Canadian $)	June 30, 2023	December 31, 2022

Canadian Natural Gas Pipelines	28,462	27,456
U.S. Natural Gas Pipelines	49,181	50,038
Mexico Natural Gas Pipelines	10,471	9,231
Liquids Pipelines	15,147	15,587
Power and Energy Solutions	9,314	8,272
Corporate	4,458	3,764
	117,033	114,348
TC Energy Second Quarter 2023 | 61

4. REVENUES
Disaggregation of Revenues
The following tables summarize total Revenues for the three and six months ended June 30, 2023 and 2022:

three months ended June 30, 2023	Canadian Natural Gas Pipelines	U.S. Natural Gas Pipelines	Mexico Natural Gas Pipelines	Liquids Pipelines	Power and Energy Solutions	Total
(unaudited - millions of Canadian $)

Revenues from contracts with customers
Capacity arrangements and transportation	1,289	1,153	109	536	—	3,087
Power generation	—	—	—	—	117	117
Natural gas storage and other[1,2]	8	203	29	—	105	345
	1,297	1,356	138	536	222	3,549
Sales-type lease income	—	—	69	—	—	69
Other revenues[3]	—	20	—	146	46	212
	1,297	1,376	207	682	268	3,830
1The Canadian Natural Gas Pipelines segment includes $8 million of fee revenues from an affiliate related to development and construction of the Coastal GasLink pipeline project which is 35 per cent owned by TC Energy.
2The Mexico Natural Gas Pipelines segment includes $22 million of revenues generated from non-lease components for the provision of operating and maintenance services with respect to sales-type leases on the in-service TGNH pipelines.
3Other revenues include income from the Company's marketing activities and financial instruments. Refer to Note 12, Risk management and financial instruments, for additional information on financial instruments. Additionally, other revenues include $30 million of operating lease income.

three months ended June 30, 2022	Canadian Natural Gas Pipelines	U.S. Natural Gas Pipelines	Mexico Natural Gas Pipelines	Liquids Pipelines	Power and Energy Solutions	Total
(unaudited - millions of Canadian $)

Revenues from contracts with customers
Capacity arrangements and transportation	1,157	1,034	148	464	—	2,803
Power generation	—	—	—	—	103	103
Natural gas storage and other[1]	18	366	8	2	139	533
	1,175	1,400	156	466	242	3,439
Other revenues[2]	—	(3)	—	226	(25)	198
	1,175	1,397	156	692	217	3,637
1The Canadian Natural Gas Pipelines segment includes $18 million of fee revenues from an affiliate related to development and construction of the Coastal GasLink pipeline project which is 35 per cent owned by TC Energy.
2Other revenues include income from the Company's marketing activities and financial instruments. Refer to Note 12, Risk management and financial instruments, for additional information on financial instruments. Additionally, other revenues include $30 million of operating lease income.

62 | TC Energy Second Quarter 2023

six months ended June 30, 2023	Canadian Natural Gas Pipelines	U.S. Natural Gas Pipelines	Mexico Natural Gas Pipelines	Liquids Pipelines	Power and Energy Solutions	Total
(unaudited - millions of Canadian $)

Revenues from contracts with customers
Capacity arrangements and transportation	2,510	2,503	218	974	—	6,205
Power generation	—	—	—	—	233	233
Natural gas storage and other[1,2]	16	448	62	1	214	741
	2,526	2,951	280	975	447	7,179
Sales-type lease income	—	—	132	—	—	132
Other revenues[3]	—	134	—	245	68	447
	2,526	3,085	412	1,220	515	7,758
1The Canadian Natural Gas Pipelines segment includes $16 million of fee revenues from an affiliate related to development and construction of the Coastal GasLink pipeline project which is 35 per cent owned by TC Energy.
2The Mexico Natural Gas Pipelines segment includes $49 million of revenues generated from non-lease components for the provision of operating and maintenance services with respect to sales-type leases on the in-service TGNH pipelines.
3Other revenues include income from the Company's marketing activities and financial instruments. Refer to Note 12, Risk management and financial instruments, for additional information on financial instruments. Additionally, other revenues include $62 million of operating lease income.

six months ended June 30, 2022	Canadian Natural Gas Pipelines	U.S. Natural Gas Pipelines	Mexico Natural Gas Pipelines	Liquids Pipelines	Power and Energy Solutions	Total
(unaudited - millions of Canadian $)

Revenues from contracts with customers
Capacity arrangements and transportation	2,224	2,231	293	973	—	5,721
Power generation	—	—	—	—	190	190
Natural gas storage and other[1]	39	623	15	3	205	885
	2,263	2,854	308	976	395	6,796
Other revenues[2]	—	(8)	—	384	(35)	341
	2,263	2,846	308	1,360	360	7,137
1The Canadian Natural Gas Pipelines segment includes $39 million of fee revenues from an affiliate related to development and construction of the Coastal GasLink pipeline project which is 35 per cent owned by TC Energy.
2Other revenues include income from the Company's marketing activities and financial instruments. Refer to Note 12, Risk management and financial instruments, for additional information on financial instruments. Additionally, other revenues include $61 million of operating lease income.
TC Energy Second Quarter 2023 | 63

Contract Balances

(unaudited - millions of Canadian $)	June 30, 2023	December 31, 2022	Affected line item on the Condensed consolidated balance sheet

Receivables from contracts with customers	1,483	1,907	Accounts receivable
Contract assets	206	155	Other current assets
Long-term contract assets	409	355	Other long-term assets
Contract liabilities[1]	110	62	Accounts payable and other
Long-term contract liabilities	10	32	Other long-term liabilities
1During the six months ended June 30, 2023, $37 million (2022 – $32 million) of revenues were recognized that were included in contract liabilities at the beginning of the period.
Contract assets and long-term contract assets primarily relate to the Company’s right to revenues for services completed but not invoiced at the reporting date on long-term committed capacity natural gas pipelines contracts. The change in contract assets is primarily related to the transfer to Accounts receivable when these rights become unconditional and the customer is invoiced, as well as the recognition of additional revenues that remain to be invoiced. Contract liabilities and long-term contract liabilities primarily represent unearned revenue for contracted services.
Future Revenues from Remaining Performance Obligations
As at June 30, 2023, future revenues from long-term pipeline capacity arrangements and transportation as well as natural gas storage and other contracts extending through 2055 are approximately $23.6 billion, of which approximately $3.7 billion is expected to be recognized during the remainder of 2023.
64 | TC Energy Second Quarter 2023

5. COASTAL GASLINK
Subordinated Loan Agreement
Committed capacity under the subordinated loan agreement between TC Energy and Coastal GasLink LP was $1.3 billion at December 31, 2022 and increased to $3.3 billion at June 30, 2023 to align with the Company's expected funding requirements.
Any amounts outstanding on the loan will be repaid by Coastal GasLink LP to TC Energy, once final project costs are known, which will be determined after the pipeline is placed in service. Coastal GasLink LP partners, including TC Energy, will contribute equity to Coastal GasLink LP to ultimately fund Coastal GasLink LP’s repayment of this subordinated loan to TC Energy. The Company expects that these additional equity contributions will be predominantly funded by TC Energy.
Amounts drawn on this loan subsequent to the amended agreements executed in July 2022 are accounted for as in-substance equity contributions and are presented as Contributions to equity investments on the Company’s Condensed consolidated statement of cash flows. Interest and principal repayments on this loan, which are expected to be predominantly funded by TC Energy, will be accounted for as an equity investment distribution to the Company once received.
In the six months ended June 30, 2023, $1,035 million was drawn on the loan and $250 million was repaid.
In July 2023, an additional $400 million was drawn on the subordinated loan and will be subject to impairment in future reporting periods along with future draws on this loan.
Impairment of Equity Investment in Coastal GasLink LP
With the expectation that additional equity contributions under the subordinated loan agreement will be predominantly funded by TC Energy, the Company completed a valuation assessment and concluded that the fair value of its investment in Coastal GasLink LP was below its carrying value at June 30, 2023 and that this was an other-than-temporary impairment. As a result, a pre-tax impairment charge of $843 million ($809 million after tax) and $856 million ($838 million after tax) was recognized for the three and six months ended June 30, 2023, respectively, in Impairment of equity investment in the Condensed consolidated statement of income in the Canadian Natural Gas Pipelines segment, which reduced the carrying values of the investment in Coastal GasLink LP and the loan receivable from affiliate to nil at June 30, 2023. The impairment charge reflected the net impact of the $1,035 million draw and the $250 million repayment on the subordinated loan for the six months ended June 30, 2023, along with TC Energy’s proportionate share of unrealized gains and losses on interest rate derivatives in Coastal GasLink LP and other changes to the equity investment. The impairment of the subordinated loan resulted in unrealized non-taxable capital losses that are not recognized.
The fair value of TC Energy’s investment in Coastal GasLink LP at June 30, 2023 was estimated using a 40-year discounted cash flow model consistent with the Company's fair value assessment at December 31, 2022. Refer to TC Energy's 2022 Consolidated financial statements for additional information.
TC Energy expects that a portion of its future investment will be impaired; however, the majority of its total expected impairment charge has been recognized as at June 30, 2023. The Company will continue to assess for other-than-temporary declines in the fair value of its investment in Coastal GasLink LP, and the extent of any future impairment charges will depend on the outcome of the valuation assessment performed at the respective reporting date.

TC Energy Second Quarter 2023 | 65

6. INCOME TAXES
Effective Tax Rates
The effective income tax rates were 27 per cent and 26 per cent for the six months ended June 30, 2023 and 2022, respectively. The slight increase in effective income tax rate was due to unrealized non-taxable capital losses from the Coastal GasLink impairment and Mexico foreign exchange exposure in 2023, mostly offset by the 2022 settlement of Mexico income tax assessments and the non-tax deductible portion of the Great Lakes goodwill impairment.
7. KEYSTONE ENVIRONMENTAL PROVISION
In December 2022, a pipeline incident occurred in Washington County, Kansas on the Keystone Pipeline System. At December 31, 2022, the Company accrued an environmental remediation liability of $650 million, before expected insurance recoveries and not including potential fines and penalties which continue to be indeterminable. At June 30, 2023, the cost estimate for the incident has been adjusted to $794 million based on a review of costs and commitments incurred. The accrual reflects certain assumptions and, therefore, it is reasonably possible that the Company will incur additional costs beyond the amounts accrued. To the extent costs beyond the amounts accrued are incurred, they will be evaluated under the Company's existing insurance policies. For the six months ended June 30, 2023, amounts paid for the environmental remediation liability were $433 million (2022 – nil). The remaining balance reflected in Accounts payable and other and Other long-term liabilities on the Company’s Condensed consolidated balance sheet was $361 million and $8 million, respectively at June 30, 2023 (December 31, 2022 – $650 million and nil, respectively).
At June 30, 2023, the expected recovery of the remaining estimated environmental remediation costs recorded in Other current assets and Other long-term assets was $528 million and $32 million, respectively (December 31, 2022 – $410 million and $240 million, respectively). For the six months ended June 30, 2023, the Company received $194 million (2022 – nil) from its insurance policies related to the costs for environmental remediation. The additional amounts accrued at June 30, 2023 for environmental remediation costs related to this incident included $36 million that TC Energy estimates to be recoverable from its wholly-owned captive insurance subsidiary, which was recorded in Interest income and other in the Condensed consolidated statement of income. The Company expects remediation activities to be substantially completed in 2023.
66 | TC Energy Second Quarter 2023

8. LONG-TERM DEBT
Long-Term Debt Issued
Long-term debt issued by the Company in the six months ended June 30, 2023 included the following:

(unaudited - millions of Canadian $, unless otherwise noted)
Company	Issue date	Type	Maturity date	Amount	Interest rate

TransCanada PipeLines Limited
	May 2023	Senior Unsecured Term Loan	May 2026	US 1,024	Floating
	March 2023	Senior Unsecured Notes	March 2026[1]	US 850	6.20%
	March 2023	Senior Unsecured Notes	March 2026[1]	US 400	Floating
	March 2023	Medium Term Notes	July 2030	1,250	5.28%
	March 2023	Medium Term Notes	March 2026[1]	600	5.42%
	March 2023	Medium Term Notes	March 2026[1]	400	Floating
TC Energía Mexicana, S. de R.L. de C.V.
	January 2023	Senior Unsecured Term Loan	January 2028	US 1,800	Floating
	January 2023	Senior Unsecured Revolving Credit Facility	January 2028	US 500	Floating
Gas Transmission Northwest LLC
	June 2023	Senior Unsecured Notes	June 2030	US 50	4.92%
1    Callable at par in March 2024 or at any time thereafter.
Long-Term Debt Repaid/Retired
Long-term debt repaid by the Company in the six months ended June 30, 2023 included the following:

(unaudited - millions of Canadian $, unless otherwise noted)
Company	Repayment date	Type	Amount	Interest rate

Nova Gas Transmission Ltd.
	April 2023	Debentures	US 200	7.875%
TC Energía Mexicana, S. de R.L. de C.V.
	Various	Senior Unsecured Revolving Credit Facility	US 120	Floating
On July 19, 2023, TransCanada PipeLines Limited retired $750 million of Medium Term Notes bearing interest at a fixed rate of 3.69 per cent.
Capitalized Interest
In the three and six months ended June 30, 2023, TC Energy capitalized interest related to capital projects of $42 million and $72 million, respectively (2022 – $4 million and $6 million, respectively).

TC Energy Second Quarter 2023 | 67

9. COMMON SHARES AND PREFERRED SHARES
The Board of Directors of TC Energy declared quarterly dividends as follows:

	three months ended June 30		six months ended June 30
(unaudited - Canadian $, rounded to two decimals)	2023	2022	2023	2022

per common share	0.93	0.90	1.86	1.80

per Series 1 preferred share	0.22	0.22	0.43	0.43
per Series 2 preferred share	0.40	0.16	0.78	0.28
per Series 3 preferred share	0.11	0.11	0.21	0.21
per Series 4 preferred share	0.36	0.12	0.70	0.20
per Series 5 preferred share	0.12	0.12	0.24	0.24
per Series 6 preferred share	0.37	0.14	0.73	0.25
per Series 7 preferred share	0.24	0.24	0.49	0.49
per Series 9 preferred share	0.24	0.24	0.47	0.47
per Series 11 preferred share	0.21	0.21	0.21	0.21
per Series 15 preferred share	—	0.31	—	0.31
10. OTHER COMPREHENSIVE INCOME (LOSS) AND ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)
Components of other comprehensive income (loss), including the portion attributable to non-controlling interests and related tax effects, are as follows:

three months ended June 30, 2023	Before tax amount	Income tax (expense) recovery	Net of tax amount
(unaudited - millions of Canadian $)

Foreign currency translation adjustments	(461)	(8)	(469)
Change in fair value of net investment hedges	20	(5)	15
Change in fair value of cash flow hedges	(22)	5	(17)
Reclassification to net income of (gains) losses on cash flow hedges	10	(3)	7
Other comprehensive income (loss) on equity investments	86	(22)	64
Other Comprehensive Income (Loss)	(367)	(33)	(400)

three months ended June 30, 2022	Before tax amount	Income tax (expense) recovery	Net of tax amount
(unaudited - millions of Canadian $)

Foreign currency translation adjustments	633	30	663
Change in fair value of net investment hedges	(36)	9	(27)
Change in fair value of cash flow hedges	(7)	1	(6)
Reclassification to net income of (gains) losses on cash flow hedges	9	(2)	7
Reclassification to net income of actuarial (gains) losses on pension and other post-retirement benefit plans	3	—	3
Other comprehensive income (loss) on equity investments	219	(54)	165
Other Comprehensive Income (Loss)	821	(16)	805
68 | TC Energy Second Quarter 2023

six months ended June 30, 2023	Before tax amount	Income tax (expense) recovery	Net of tax amount
(unaudited - millions of Canadian $)

Foreign currency translation adjustments	(484)	(9)	(493)
Change in fair value of net investment hedges	33	(8)	25
Change in fair value of cash flow hedges	(23)	5	(18)
Reclassification to net income of (gains) losses on cash flow hedges	54	(13)	41
Other comprehensive income (loss) on equity investments	(9)	2	(7)
Other Comprehensive Income (Loss)	(429)	(23)	(452)

six months ended June 30, 2022	Before tax amount	Income tax (expense) recovery	Net of tax amount
(unaudited - millions of Canadian $)

Foreign currency translation adjustments	340	22	362
Change in fair value of net investment hedges	(11)	3	(8)
Change in fair value of cash flow hedges	17	(5)	12
Reclassification to net income of (gains) losses on cash flow hedges	24	(9)	15
Reclassification to net income of actuarial (gains) losses on pension and other post-retirement benefit plans	5	(1)	4
Other comprehensive income (loss) on equity investments	459	(114)	345
Other Comprehensive Income (Loss)	834	(104)	730
The changes in AOCI by component, net of tax, are as follows:

three months ended June 30, 2023	Currency translation adjustments	Cash flow hedges	Pension and other post-retirement benefit plans adjustments	Equity investments	Total
(unaudited - millions of Canadian $)

AOCI balance at April 1, 2023	427	(76)	(44)	596	903
Other comprehensive income (loss) before reclassifications[1]	(449)	(17)	—	68	(398)
Amounts reclassified from AOCI	—	7	—	(4)	3
Net current period other comprehensive income (loss)	(449)	(10)	—	64	(395)
AOCI balance at June 30, 2023	(22)	(86)	(44)	660	508
1    Other comprehensive income (loss) before reclassifications on currency translation adjustments is net of non-controlling interest losses of $5 million.

six months ended June 30, 2023	Currency translation adjustments	Cash flow hedges	Pension and other post-retirement benefit plans adjustments	Equity investments	Total
(unaudited - millions of Canadian $)

AOCI balance at January 1, 2023	441	(109)	(44)	667	955
Other comprehensive income (loss) before reclassifications[1]	(463)	(18)	—	1	(480)
Amounts reclassified from AOCI[2]	—	41	—	(8)	33
Net current period other comprehensive income (loss)	(463)	23	—	(7)	(447)
AOCI balance at June 30, 2023	(22)	(86)	(44)	660	508
1    Other comprehensive income (loss) before reclassifications on currency translation adjustments is net of non-controlling interest losses of $5 million.
2    Losses related to cash flow hedges reported in AOCI and expected to be reclassified to net income in the next 12 months are estimated to be $64 million ($49 million after tax) at June 30, 2023. These estimates assume constant commodity prices, interest rates and foreign exchange rates over time; however, the amounts reclassified will vary based on the actual value of these factors at the date of settlement.
TC Energy Second Quarter 2023 | 69

Details about reclassifications out of AOCI into the Condensed consolidated statement of income are as follows:

	three months ended June 30		six months ended June 30		Affected line item in the Condensed consolidated statement of income[1]
(unaudited - millions of Canadian $)	2023	2022	2023	2022

Cash flow hedges
Commodities	(7)	(5)	(48)	(14)	Revenues (Power and Energy Solutions)
Interest rate	(3)	(4)	(6)	(10)	Interest expense
	(10)	(9)	(54)	(24)	Total before tax
	3	2	13	9	Income tax (expense) recovery
	(7)	(7)	(41)	(15)	Net of tax
Pension and other post-retirement benefit plans
Amortization of actuarial gains (losses)	—	(3)	—	(5)	Plant operating costs and other[2]
	—	—	—	1	Income tax (expense) recovery
	—	(3)	—	(4)	Net of tax
Equity investments
Equity income (loss)	5	1	11	2	Income from equity investments
	(1)	—	(3)	—	Income tax (expense) recovery
	4	1	8	2	Net of tax
1All amounts in parentheses indicate expenses to the Condensed consolidated statement of income.
2    These AOCI components are included in the computation of net benefit cost. Refer to Note 11, Employee post-retirement benefits, for additional information.
11. EMPLOYEE POST-RETIREMENT BENEFITS
The net benefit cost recognized for the Company’s pension benefit plans and other post-retirement benefit plans is as follows:

	three months ended June 30				six months ended June 30
	Pension benefit plans		Other post-retirement benefit plans		Pension benefit plans		Other post-retirement benefit plans
(unaudited - millions of Canadian $)	2023	2022	2023	2022	2023	2022	2023	2022

Service cost[1]	23	36	—	1	46	72	1	2
Other components of net benefit cost[1]
Interest cost	40	31	4	3	79	62	8	6
Expected return on plan assets	(58)	(60)	(4)	(4)	(117)	(119)	(8)	(7)
Amortization of actuarial (gains) losses	—	2	—	1	—	5	—	1
Amortization of regulatory asset	—	3	—	1	—	6	—	1
	(18)	(24)	—	1	(38)	(46)	—	1
Net Benefit Cost	5	12	—	2	8	26	1	3
1Service cost and other components of net benefit cost are included in Plant operating costs and other in the Condensed consolidated statement of income.
70 | TC Energy Second Quarter 2023

12. RISK MANAGEMENT AND FINANCIAL INSTRUMENTS
Risk Management Overview
TC Energy has exposure to market risk and counterparty credit risk and has strategies, policies and limits in place to manage the impact of these risks on its earnings, cash flows and, ultimately, shareholder value.
Counterparty Credit Risk
TC Energy’s exposure to counterparty credit risk includes its cash and cash equivalents, accounts receivable and certain contractual recoveries, available-for-sale assets, the fair value of derivative assets, net investment in leases and contract assets.
Market events causing disruptions in global energy demand and supply may contribute to economic uncertainties impacting a number of TC Energy's customers. While the majority of the Company's credit exposure is to large creditworthy entities, TC Energy maintains close monitoring and communication with those counterparties experiencing greater financial pressures. Refer to TC Energy's 2022 Annual Report for more information about the factors that mitigate the Company's counterparty credit risk exposure.
The Company reviews financial assets carried at amortized cost for impairment using the lifetime expected loss of the financial asset at initial recognition and throughout the life of the financial asset. TC Energy uses historical credit loss and recovery data, adjusted for management's judgment regarding current economic and credit conditions, along with reasonable and supportable forecasts to determine any impairment, which is recognized in Plant operating costs and other.
For the three and six months ended June 30, 2023, the Company recorded a recovery of $8 million and $103 million, respectively (2022 – nil) on the ECL provision before tax with respect to the net investment in leases associated with the in-service TGNH pipelines and a recovery of $1 million and $12 million, respectively (2022 – nil) on the ECL provision for contract assets related to certain other Mexico natural gas pipelines. At June 30, 2023, the balance of the ECL provision was $46 million (December 31, 2022 – $149 million) with respect to the net investment in leases associated with the in-service TGNH pipelines and $2 million (December 31, 2022 – $14 million) related to certain other Mexico natural gas pipelines. The ECL provision is driven primarily by a probability of default measure for the counterparty that is published by an external third party. There was significant volatility in the probability of default during first quarter 2023 which, when combined with the size and contract term of the Company's net investment in leases, resulted in a significant change in the provision in the six months ended June 30, 2023.
At June 30, 2023, the Company had no significant credit losses, other than the ECL provisions noted above, and there were no significant credit risk concentrations or amounts past due or impaired.
TC Energy has significant credit and performance exposure to financial institutions that hold cash deposits and provide committed credit lines and letters of credit that help manage the Company's exposure to counterparties and provide liquidity in commodity, foreign exchange and interest rate derivative markets. TC Energy's portfolio of financial sector exposure consists primarily of highly-rated investment grade, systemically important financial institutions. The Company had no direct exposure to the U.S. regional bank failures in early 2023; however, it continues to monitor potential impacts on its portfolio of financial sector counterparties.

TC Energy Second Quarter 2023 | 71

Net Investment in Foreign Operations
The Company hedges a portion of its net investment in foreign operations (on an after-tax basis) with U.S. dollar-denominated debt, cross-currency interest rate swaps and foreign exchange options as appropriate.
The fair values and notional amounts for the derivatives designated as a net investment hedge were as follows:

	June 30, 2023		December 31, 2022
(unaudited - millions of Canadian $, unless otherwise noted)	Fair value[1,2]	Notional amount	Fair value[1,2]	Notional amount

U.S. dollar foreign exchange options (maturing 2023 to 2024)	5	US 1,800	(22)	US 3,600
U.S. dollar cross-currency interest rate swaps (maturing 2023 to 2025)	3	US 300	(5)	US 300
	8	US 2,100	(27)	US 3,900
1Fair value equals carrying value.
2No amounts have been excluded from the assessment of hedge effectiveness.
The notional amounts and fair values of U.S. dollar-denominated debt designated as a net investment hedge were as follows:

(unaudited - millions of Canadian $, unless otherwise noted)	June 30, 2023	December 31, 2022

Notional amount	32,400 (US 24,500)	32,500 (US 24,000)
Fair value	30,700 (US 23,200)	30,800 (US 22,700)
Non-Derivative Financial Instruments
Fair value of non-derivative financial instruments
Available-for-sale assets are recorded at fair value which is calculated using quoted market prices where available. Certain non-derivative financial instruments included in Cash and cash equivalents, Accounts receivable, Other current assets, Restricted investments, Net investment in leases, Other long-term assets, Notes payable, Accounts payable and other, Dividends payable, Accrued interest and Other long-term liabilities have carrying amounts that approximate their fair value due to the nature of the item or the short time to maturity. Each of these instruments are classified in Level II of the fair value hierarchy, except for the Company's LMCI equity securities which are classified in Level I.
Credit risk has been taken into consideration when calculating the fair value of non-derivative financial instruments.
Balance sheet presentation of non-derivative financial instruments
The following table details the fair value of non-derivative financial instruments, excluding those where carrying amounts approximate fair value and would be classified in Level II of the fair value hierarchy:

	June 30, 2023		December 31, 2022
(unaudited - millions of Canadian $)	Carrying amount	Fair value	Carrying amount	Fair value

Long-term debt, including current portion[1,2]	(48,809)	(46,977)	(41,543)	(39,505)
Junior subordinated notes	(10,307)	(9,161)	(10,495)	(9,415)
	(59,116)	(56,138)	(52,038)	(48,920)
1Long-term debt is recorded at amortized cost, except for US$1.6 billion (December 31, 2022 – US$1.6 billion) that is attributed to hedged risk and recorded at fair value.
2Net income for the three and six months ended June 30, 2023 included unrealized gains of $68 million and $13 million, respectively (2022 – unrealized losses of $2 million and $2 million, respectively) for fair value adjustments attributable to the hedged interest rate risk associated with interest rate swap fair value hedging relationships on US$1.6 billion of long-term debt at June 30, 2023 (December 31, 2022 – US$1.6 billion). There were no other unrealized gains or losses from fair value adjustments to the non-derivative financial instruments.
72 | TC Energy Second Quarter 2023

Available-for-sale assets summary
The following tables summarize additional information about the Company's restricted investments that were classified as available-for-sale assets:

	June 30, 2023		December 31, 2022
(unaudited - millions of Canadian $)	LMCI restricted investments	Other restricted investments[1]	LMCI restricted investments	Other restricted investments[1]

Fair values of fixed income securities[2,3]
Maturing within 1 year	—	67	—	54
Maturing within 1-5 years	15	182	—	106
Maturing within 5-10 years	1,246	—	1,153	—
Maturing after 10 years	90	—	77	—
Fair value of equity securities[2,4]	830	—	749	—
	2,181	249	1,979	160
1Other restricted investments have been set aside to fund insurance claim losses to be paid by the Company's wholly-owned captive insurance subsidiary.
2Available-for-sale assets are recorded at fair value and included in Other current assets and Restricted investments on the Company's Condensed consolidated balance sheet.
3Classified in Level II of the fair value hierarchy.
4Classified in Level I of the fair value hierarchy.

	June 30, 2023		June 30, 2022
(unaudited - millions of Canadian $)	LMCI restricted investments[1]	Other restricted investments[2]	LMCI restricted investments[1]	Other restricted investments[2]

Net unrealized gains (losses) in the period
three months ended	(8)	2	(151)	(2)
six months ended	95	4	(300)	(6)
Net realized gains (losses) in the period[3]
three months ended	(10)	—	(14)	—
six months ended	(17)	—	(16)	—
1Unrealized and realized gains (losses) arising from changes in the fair value of LMCI restricted investments impact the subsequent amounts to be collected through tolls to cover future pipeline abandonment costs. As a result, the Company records these gains and losses as regulatory liabilities or regulatory assets.
2Unrealized and realized gains (losses) on other restricted investments are included in Interest income and other in the Condensed consolidated statement of income.
3Realized gains (losses) on the sale of LMCI restricted investments are determined using the average cost basis.
Derivative Instruments
Fair value of derivative instruments
The fair value of foreign exchange and interest rate derivatives has been calculated using the income approach which uses period-end market rates and applies a discounted cash flow valuation model. The fair value of commodity derivatives has been calculated using quoted market prices where available. In the absence of quoted market prices, third-party broker quotes or other valuation techniques have been used. The fair value of options has been calculated using the Black-Scholes pricing model. Credit risk has been taken into consideration when calculating the fair value of derivative instruments. Unrealized gains and losses on derivative instruments are not necessarily representative of the amounts that will be realized on settlement.
TC Energy Second Quarter 2023 | 73

In some cases, even though the derivatives are considered to be effective economic hedges, they do not meet the specific criteria for hedge accounting treatment or are not designated as a hedge and are accounted for at fair value with changes in fair value recorded in net income in the period of change. This may expose the Company to increased variability in reported earnings because the fair value of the derivative instruments can fluctuate significantly from period to period.
The recognition of gains and losses on derivatives for Canadian natural gas regulated pipeline exposures is determined through the regulatory process. Gains and losses arising from changes in the fair value of derivatives accounted for as part of rate-regulated accounting, including those that qualify for hedge accounting treatment, are expected to be refunded or recovered through the tolls charged by the Company. As a result, these gains and losses are deferred as regulatory liabilities or regulatory assets and are refunded to or collected from the rate payers in subsequent years when the derivative settles.
Balance sheet presentation of derivative instruments
The balance sheet classification of the fair value of derivative instruments was as follows:

at June 30, 2023	Cash flow hedges	Fair value hedges	Net investment hedges	Held for trading	Total fair value of derivative instruments[1]
(unaudited - millions of Canadian $)

Other current assets
Commodities[2]	1	—	—	565	566
Foreign exchange	—	—	11	38	49
	1	—	11	603	615
Other long-term assets
Commodities[2]	3	—	—	107	110
Foreign exchange	—	—	—	31	31
Interest rate	—	9	—	—	9
	3	9	—	138	150
Total Derivative Assets	4	9	11	741	765
Accounts payable and other
Commodities[2]	(52)	—	—	(447)	(499)
Foreign exchange	—	—	(3)	(43)	(46)
Interest rate	—	(34)	—	—	(34)
	(52)	(34)	(3)	(490)	(579)
Other long-term liabilities
Commodities[2]	(1)	—	—	(96)	(97)
Foreign exchange	—	—	—	(3)	(3)
Interest rate	—	(52)	—	—	(52)
	(1)	(52)	—	(99)	(152)
Total Derivative Liabilities	(53)	(86)	(3)	(589)	(731)
Total Derivatives	(49)	(77)	8	152	34
1Fair value equals carrying value.
2Includes purchases and sales of power, natural gas, liquids and emission credits.

74 | TC Energy Second Quarter 2023

at December 31, 2022	Cash flow hedges	Fair value hedges	Net investment hedges	Held for trading	Total fair value of derivative instruments[1]
(unaudited - millions of Canadian $)

Other current assets
Commodities[2]	—	—	—	597	597
Foreign exchange	—	—	6	11	17
	—	—	6	608	614
Other long-term assets
Commodities[2]	—	—	—	62	62
Foreign exchange	—	—	2	15	17
Interest rate	—	12	—	—	12
	—	12	2	77	91
Total Derivative Assets	—	12	8	685	705
Accounts payable and other
Commodities[2]	(72)	—	—	(584)	(656)
Foreign exchange	—	—	(31)	(158)	(189)
Interest rate	—	(26)	—	—	(26)
	(72)	(26)	(31)	(742)	(871)
Other long-term liabilities
Commodities[2]	(2)	—	—	(75)	(77)
Foreign exchange	—	—	(4)	(20)	(24)
Interest rate	—	(50)	—	—	(50)
	(2)	(50)	(4)	(95)	(151)
Total Derivative Liabilities	(74)	(76)	(35)	(837)	(1,022)
Total Derivatives	(74)	(64)	(27)	(152)	(317)
1Fair value equals carrying value.
2Includes purchases and sales of power, natural gas and liquids.
The majority of derivative instruments held for trading have been entered into for risk management purposes and all are subject to the Company's risk management strategies, policies and limits. These include derivatives that have not been designated as hedges or do not qualify for hedge accounting treatment but have been entered into as economic hedges to manage the Company's exposures to market risk.
Derivatives in fair value hedging relationships
The following table details amounts recorded on the Condensed consolidated balance sheet in relation to cumulative adjustments for fair value hedges included in the carrying amount of the hedged liabilities:

	Carrying amount		Fair value hedging adjustments[1]
(unaudited - millions of Canadian $)	June 30, 2023	December 31, 2022	June 30, 2023	December 31, 2022

Long-term debt	(2,041)	(2,101)	77	64
1At June 30, 2023 and December 31, 2022, adjustments for discontinued hedging relationships included in these balances were nil.
TC Energy Second Quarter 2023 | 75

Notional and maturity summary
The maturity and notional amount or quantity outstanding related to the Company's derivative instruments excluding hedges of the net investment in foreign operations was as follows:

at June 30, 2023	Power	Natural gas	Liquids	Emission credits	Foreign exchange	Interest rate
(unaudited)

Net sales (purchases)[1,2]	9,227	147	5	125	—	—
Millions of U.S. dollars	—	—	—	—	6,126	1,600
Millions of Mexican pesos	—	—	—	—	18,250	—
Maturity dates	2023-2044	2023-2029	2023-2024	2023	2023-2026	2030-2032
1Volumes for power, natural gas, liquids and emission credit derivatives are in GWh, Bcf, MMBbls and thousand metric tonnes CO2, respectively.
2In 2023, the Company entered into contracts to sell 50 MW of power commencing in 2025 with terms ranging from 15 to 20 years and provided from specified renewable sources in the Province of Alberta.

at December 31, 2022	Power	Natural gas	Liquids	Foreign exchange	Interest rate
(unaudited)

Net sales (purchases)[1]	673	(96)	11	—	—
Millions of U.S. dollars	—	—	—	5,997	1,600
Millions of Mexican pesos	—	—	—	9,747	—
Maturity dates	2023-2026	2023-2027	2023-2024	2023-2026	2030-2032
1Volumes for power, natural gas and liquids derivatives are in GWh, Bcf and MMBbls, respectively.
Unrealized and Realized Gains (Losses) on Derivative Instruments
The following summary does not include hedges of the net investment in foreign operations:

	three months ended June 30		six months ended June 30
(unaudited - millions of Canadian $)	2023	2022	2023	2022

Derivative Instruments Held for Trading[1]
Unrealized gains (losses) in the period
Commodities	72	(20)	130	(58)
Foreign exchange	108	(60)	182	(38)
Realized gains (losses) in the period
Commodities	142	255	330	396
Foreign exchange	82	(13)	139	28
Derivative Instruments in Hedging Relationships
Realized gains (losses) in the period
Commodities	(23)	(15)	(12)	(18)
Interest rate	(10)	1	(16)	(2)
1Realized and unrealized gains (losses) on held-for-trading derivative instruments used to purchase and sell commodities are included on a net basis in Revenues. Realized and unrealized gains (losses) on foreign exchange held-for-trading derivative instruments are included on a net basis in Foreign exchange (gains) losses, net in the Condensed consolidated statement of income.
76 | TC Energy Second Quarter 2023

Derivatives in cash flow hedging relationships
The components of OCI (Note 10) related to the change in fair value of derivatives in cash flow hedging relationships before tax and including the portion attributable to non-controlling interests were as follows:

	three months ended June 30		six months ended June 30
(unaudited - millions of Canadian $, pre-tax)	2023	2022	2023	2022

Gains (losses) in fair value of derivative instruments recognized in OCI[1]
Commodities	(22)	(14)	(23)	(19)
Interest rate	—	7	—	36
	(22)	(7)	(23)	17
1No amounts have been excluded from the assessment of hedge effectiveness.
Effect of fair value and cash flow hedging relationships
The following table details amounts presented in the Condensed consolidated statement of income in which the effects of fair value or cash flow hedging relationships were recorded:

	three months ended June 30		six months ended June 30
(unaudited - millions of Canadian $)	2023	2022	2023	2022

Fair Value Hedges
Interest rate contracts[1]
Hedged items	(23)	(2)	(46)	(2)
Derivatives designated as hedging instruments	(10)	1	(16)	1
Cash Flow Hedges
Reclassification of gains (losses) on derivative instruments from AOCI to Net income[2,3]
Commodities[4]	(7)	(5)	(48)	(14)
Interest rate[1]	(3)	(4)	(6)	(10)
1Presented within Interest expense in the Condensed consolidated statement of income.
2Refer to Note 10, Other comprehensive income (loss) and Accumulated other comprehensive income (loss), for the components of OCI related to derivatives in cash flow hedging relationships.
3There are no amounts recognized in earnings that were excluded from effectiveness testing.
4Presented within Revenues (Power and Energy Solutions) in the Condensed consolidated statement of income.
TC Energy Second Quarter 2023 | 77

Offsetting of derivative instruments
The Company enters into derivative contracts with the right to offset in the normal course of business as well as in the event of default. TC Energy has no master netting agreements; however, similar contracts are entered into containing rights to offset. The Company has elected to present the fair value of derivative instruments with the right to offset on a gross basis on the Condensed consolidated balance sheet. The following tables show the impact on the presentation of the fair value of derivative instrument assets and liabilities had the Company elected to present these contracts on a net basis:

at June 30, 2023	Gross derivative instruments	Amounts available for offset[1]	Net amounts
(unaudited - millions of Canadian $)

Derivative instrument assets
Commodities	676	(500)	176
Foreign exchange	80	(36)	44
Interest rate	9	(5)	4
	765	(541)	224
Derivative instrument liabilities
Commodities	(596)	500	(96)
Foreign exchange	(49)	36	(13)
Interest rate	(86)	5	(81)
	(731)	541	(190)
1Amounts available for offset do not include cash collateral pledged or received.

at December 31, 2022	Gross derivative instruments	Amounts available for offset[1]	Net amounts
(unaudited - millions of Canadian $)

Derivative instrument assets
Commodities	659	(591)	68
Foreign exchange	34	(33)	1
Interest rate	12	(4)	8
	705	(628)	77
Derivative instrument liabilities
Commodities	(733)	591	(142)
Foreign exchange	(213)	33	(180)
Interest rate	(76)	4	(72)
	(1,022)	628	(394)
1Amounts available for offset do not include cash collateral pledged or received.
With respect to the derivative instruments presented above, the Company provided cash collateral of $92 million and letters of credit of $80 million at June 30, 2023 (December 31, 2022 – $138 million and $68 million, respectively) to its counterparties. At June 30, 2023, the Company held cash collateral of less than $1 million and $155 million letters of credit (December 31, 2022 – less than $1 million and $10 million, respectively) from counterparties on asset exposures.
Credit-risk-related contingent features of derivative instruments
Derivative contracts entered into to manage market risk often contain financial assurance provisions that allow parties to the contracts to manage credit risk. These provisions may require collateral to be provided if a credit-risk-related contingent event occurs, such as a downgrade in the Company’s credit rating to non-investment grade. The Company may also need to provide collateral if the fair value of its derivative financial instruments exceeds pre-defined exposure limits.
78 | TC Energy Second Quarter 2023

Based on contracts in place and market prices at June 30, 2023, the aggregate fair value of all derivative instruments with credit-risk-related contingent features that were in a net liability position was $11 million (December 31, 2022 – $19 million), for which the Company has provided no collateral in the normal course of business. If the credit-risk-related contingent features in these agreements were triggered on June 30, 2023, the Company would have been required to provide collateral equal to the fair value of the related derivative instruments discussed above. Collateral may also need to be provided should the fair value of derivative instruments exceed pre-defined contractual exposure limit thresholds.
The Company has sufficient liquidity in the form of cash and undrawn committed revolving credit facilities to meet these contingent obligations should they arise.
Fair Value Hierarchy
The Company’s financial assets and liabilities recorded at fair value have been categorized into three categories based on a fair value hierarchy.

Levels	How fair value has been determined

Level I	Quoted prices in active markets for identical assets and liabilities that the Company has the ability to access at the measurement date. An active market is a market in which frequency and volume of transactions provides pricing information on an ongoing basis.
Level II
This category includes interest rate and foreign exchange derivative assets and liabilities where fair value is determined using the income approach and commodity derivatives where fair value is determined using the market approach.
Inputs include published exchange rates, interest rates, interest rate swap curves, yield curves and broker quotes from external data service providers.

Level III
This category includes long-dated commodity transactions in certain markets where liquidity is low. The Company uses the most observable inputs available or alternatively long-term broker quotes or negotiated commodity prices that have been contracted for under similar terms in determining an appropriate estimate of these transactions. Where appropriate, these long-dated prices are discounted to reflect the expected pricing from the applicable markets.
There is uncertainty caused by using unobservable market data which may not accurately reflect possible future changes in fair value.

The fair value of the Company’s derivative assets and liabilities measured on a recurring basis, including both current and non-current portions, were categorized as follows:

at June 30, 2023	Quoted prices in active markets (Level I)	Significant other observable inputs (Level II)[1]	Significant unobservable inputs (Level III)[1]
(unaudited - millions of Canadian $)				Total

Derivative instrument assets
Commodities	453	210	13	676
Foreign exchange	—	80	—	80
Interest rate	—	9	—	9
Derivative instrument liabilities
Commodities	(339)	(228)	(29)	(596)
Foreign exchange	—	(49)	—	(49)
Interest rate	—	(86)	—	(86)
	114	(64)	(16)	34
1There were no transfers from Level II to Level III for the six months ended June 30, 2023.
In 2023, the Company entered into contracts to sell 50 MW of power commencing in 2025 with terms ranging from 15 to 20 years and provided from specified renewable sources in the Province of Alberta. The fair value of these contracts is classified in Level III of the fair value hierarchy and is based on the assumption that the contract volumes will be sourced approximately 80 per cent from wind generation, 10 per cent from solar generation and 10 per cent from the market.
TC Energy Second Quarter 2023 | 79

at December 31, 2022	Quoted prices in active markets (Level I)	Significant other observable inputs (Level II)[1]	Significant unobservable inputs (Level III)[1]
(unaudited - millions of Canadian $)				Total

Derivative instrument assets
Commodities	515	142	2	659
Foreign exchange	—	34	—	34
Interest rate	—	12	—	12
Derivative instrument liabilities
Commodities	(478)	(242)	(13)	(733)
Foreign exchange	—	(213)	—	(213)
Interest rate	—	(76)	—	(76)
	37	(343)	(11)	(317)
1There were no transfers from Level II to Level III for the year ended December 31, 2022.
The following table presents the net change in fair value of derivative assets and liabilities classified as Level III of the fair value hierarchy:

	three months ended June 30		six months ended June 30
(unaudited - millions of Canadian $)	2023	2022	2023	2022

Balance at beginning of period	(9)	(12)	(11)	(6)
Net gains (losses) included in Net income	(6)	(2)	(5)	(8)
Net losses included in OCI	(1)	(1)	(1)	(1)
Transfers to Level II	—	—	1	—
Balance at End of Period[1]	(16)	(15)	(16)	(15)
1For the three and six months ended June 30, 2023, there were unrealized losses of $6 million and $5 million, respectively, recognized in Revenues attributed to derivatives in the Level III category that were held at June 30, 2023 (2022 – unrealized losses of $2 million and $8 million, respectively).
80 | TC Energy Second Quarter 2023

13. ACQUISITIONS
Texas Wind Farms
On March 15, 2023, TC Energy closed the acquisition of 100 per cent of the Class B Membership Interests in the 155 MW Fluvanna Wind Farm (Fluvanna) located in Scurry County, Texas for US$99 million, before post-closing adjustments. On June 14, 2023, the Company closed the acquisition of 100 per cent of the Class B Membership Interests in the 148 MW Blue Cloud Wind Farm (Blue Cloud) located in Bailey County, Texas for US$125 million, before post-closing adjustments. The Fluvanna and Blue Cloud assets have tax equity investors that own 100 per cent of the Class A Membership Interests, to which a percentage of earnings, tax attributes and cash flows are allocated.
TC Energy determined it has a controlling financial interest in both projects and has consolidated the acquired entities as voting interest entities. The tax equity investors’ interests were recorded as non-controlling interests at their estimated fair values of $106 million (US$80 million) for Fluvanna and $116 million (US$87 million) for Blue Cloud. These transactions are accounted for as asset acquisitions and therefore did not result in the recognition of goodwill.
TC Energy has determined that the use of the Hypothetical Liquidation at Book Value (HLBV) method of allocating earnings between the Company and the tax equity investors is appropriate as the earnings, tax attributes and cash flows from Fluvanna and Blue Cloud are allocated to its Class A and Class B Membership Interest owners on a basis other than ownership percentages. Using the HLBV method, the Company's earnings from the projects is calculated based on how the projects would allocate and distribute cash if the net assets were sold at their carrying amounts on the reporting date under the provisions of the tax equity agreements.
TC Energy Second Quarter 2023 | 81

14. COMMITMENTS, CONTINGENCIES AND GUARANTEES
Commitments
Capital expenditure commitments at June 30, 2023 have increased by approximately $0.5 billion from those reported at December 31, 2022, reflecting new contractual commitments entered into for the construction of the Southeast Gateway pipeline and other capital projects, partially offset by normal course fulfillment of construction contracts.
Contingencies
TC Energy and its subsidiaries are subject to various legal proceedings, arbitrations and actions arising in the normal course of business. While the final outcome of such legal proceedings and actions cannot be predicted with certainty, it is the opinion of management that the resolution of such normal course proceedings and actions will not have a material impact on the Company’s consolidated financial position or results of operations.
2016 Columbia Pipeline Acquisition Lawsuit
On June 30, 2023, the Delaware Chancery Court (the Court) issued a ruling against TC Energy and other named defendants in a class action lawsuit brought on behalf of the former shareholders of Columbia Pipeline Group Inc. (Columbia) related to the acquisition of Columbia by TC Energy in July 2016. The Court determined that Columbia's then CEO and CFO breached their fiduciary duties and made material disclosure omissions and that TC Energy was aware and took advantage of those breaches. The Court awarded shareholders damages in the amount of US$1 per share. The final award is yet to be determined but is expected to be in the range of US$400 million, plus interest at the statutory rate. Liability for this award will be allocated between Columbia’s former executives and TC Energy in a subsequent proceeding before the Court that will determine proportionate responsibility and account for the prior settlement. Until this allocation is known, the amount that TC Energy is liable for cannot be reasonably estimated, therefore, the Company has not accrued a provision for this claim as at June 30, 2023.
TC Energy will not be responsible for the full amount of the award, but its proportionate share will not be known until the allocation hearing is completed. The Company strongly disagrees with the ruling and intends to appeal once the final judgment is entered and the allocation is determined. The same Court had previously confirmed, after trial in an appraisal rights action filed in 2016, that the US$25.50 per share that TC Energy paid Columbia shareholders was fair value.
Guarantees
TC Energy and its partner on the Sur de Texas pipeline, IEnova, have jointly guaranteed the financial performance of the entity which owns the pipeline. Such agreements include a guarantee and a letter of credit which are primarily related to the delivery of natural gas.
TC Energy and its joint venture partner on Bruce Power, BPC Generation Infrastructure Trust, have each severally guaranteed certain contingent financial obligations of Bruce Power related to a lease agreement and contractor and supplier services.
The Company and its partners in certain other jointly-owned entities have either (i) jointly and severally, (ii) jointly or (iii) severally guaranteed the financial performance of these entities. Such agreements include guarantees and letters of credit which are primarily related to construction services and the payment of liabilities. For certain of these entities, any payments made by TC Energy under these guarantees in excess of its ownership interest are to be reimbursed by its partners.
82 | TC Energy Second Quarter 2023

The carrying value of these guarantees has been included in Other long-term liabilities on the Condensed consolidated balance sheet. Information regarding the Company’s guarantees is as follows:

		June 30, 2023		December 31, 2022
(unaudited - millions of Canadian $)	Term	Potential exposure[1]	Carrying value	Potential exposure[1]	Carrying value

Sur de Texas	Renewable to 2053	98	—	100	—
Bruce Power	Renewable to 2065	88	—	88	—
Other jointly-owned entities	to 2043	80	3	81	3
		266	3	269	3
1TC Energy's share of the potential estimated current or contingent exposure.
15. VARIABLE INTEREST ENTITIES
Consolidated VIEs
A significant portion of the Company’s assets are held through VIEs in which the Company holds a 100 per cent voting interest, the VIE meets the definition of a business and the VIE’s assets can be used for general corporate purposes. The consolidated VIEs whose assets cannot be used for purposes other than for the settlement of the VIE’s obligations, or are not considered a business, were as follows:

(unaudited - millions of Canadian $)	June 30, 2023	December 31, 2022

ASSETS
Current Assets
Cash and cash equivalents	38	60
Accounts receivable	79	98
Inventories	31	32
Other current assets	8	14
	156	204
Plant, Property and Equipment	4,058	3,997
Equity Investments	709	748
Goodwill	440	449
	5,363	5,398
LIABILITIES
Current Liabilities
Accounts payable and other	224	234
Accrued interest	18	18
Current portion of long-term debt	30	31
	272	283
Regulatory Liabilities	80	78
Other Long-Term Liabilities	9	1
Deferred Income Tax Liabilities	16	16
Long-Term Debt	2,128	2,136
	2,505	2,514

TC Energy Second Quarter 2023 | 83

Non-Consolidated VIEs
The carrying value of these VIEs and the maximum exposure to loss as a result of the Company's involvement with these VIEs are as follows:

(unaudited - millions of Canadian $)	June 30, 2023	December 31, 2022

Balance Sheet Exposure
Equity investments
Bruce Power	6,116	5,783
Other pipeline equity investments	1,129	1,148
Off-Balance Sheet Exposure[1]
Bruce Power	1,798	2,025
Coastal GasLink[2]	2,265	3,300
Other pipeline equity investments	59	58
Maximum Exposure to Loss	11,367	12,314
1 Includes maximum potential exposure to guarantees and future funding commitments.
2 TC Energy is contractually obligated to fund the capital costs to complete the Coastal GasLink pipeline by funding the remaining equity requirements of Coastal GasLink LP through capacity on the subordinated loan agreement with Coastal GasLink LP until final project costs are determined. At June 30, 2023, the total capacity committed by TC Energy under this subordinated loan agreement was $3,300 million (December 31, 2022 – $1,262 million). In the six months ended June 30, 2023, $1,035 million was drawn on the subordinated loan, reducing the Company's funding commitment under the subordinated loan agreement to $2,265 million. Refer to Note 5, Coastal GasLink, for further information.
16. SUBSEQUENT EVENTS
Columbia Gas and Columbia Gulf Monetization
On July 24, 2023, TC Energy announced that it has entered into an agreement to sell a 40 per cent equity interest in Columbia Gas and Columbia Gulf to Global Infrastructure Partners (GIP) for proceeds of $5.2 billion (US$3.9 billion). Columbia Gas and Columbia Gulf will be held by a newly formed entity with GIP and the transaction is expected to close in fourth quarter 2023, subject to customary closing conditions.
The Company will continue to operate Columbia Gas and Columbia Gulf. TC Energy and GIP will each fund their proportionate share of annual maintenance, modernization and sanctioned growth capital expenditures through internally generated cash flows or from proportionate contributions from TC Energy and GIP.
Spinoff of Liquids Pipelines Business
On July 27, 2023, TC Energy announced plans to separate into two independent, investment-grade, publicly listed companies through the spinoff of its Liquids Pipelines business (the Transaction). The Transaction is expected to be tax free to TC Energy’s Canadian and U.S. shareholders. In addition to TC Energy shareholder and court approvals, the Transaction is subject to receipt of favourable tax rulings from Canadian and U.S. tax authorities, receipt of necessary regulatory approvals, and satisfaction of other customary closing conditions. TC Energy expects that the Transaction will be completed in the second half of 2024.
Under the proposed Transaction, TC Energy shareholders will retain their current ownership in TC Energy’s common shares and receive a pro-rata allocation of common shares in the new Liquids Pipelines Company. The determination of the number of common shares in the new Liquids Pipelines Company to be distributed to TC Energy shareholders will be determined prior to the closing of the proposed Transaction.
84 | TC Energy Second Quarter 2023